Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Third Quarter Fiscal 2021 Results

Lakewood, Colorado, August 5, 2021. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its third quarter of fiscal 2021 ended June 30, 2021 and raised its outlook for fiscal 2021.

Highlights for Third Quarter Fiscal 2021 Compared to Third Quarter Fiscal 2020

●	Net sales decreased 2.4% to $258.6 million;
●	Daily average comparable store sales decreased 3.6%;
●	Daily average comparable store sales on a two-year stacked basis increased 11.9%;
●	Operating income increased 5.4% to $7.0 million;
●	Net Income increased 7.3% to $5.0 million;
●	Diluted earnings per share was $0.22 compared to $0.21;
●	Adjusted EBITDA was $14.5 million compared to $14.6 million; and
●	Relocated two store locations; 1.3% new store growth rate for the twelve-month period ended June 30, 2021.

“We are pleased with our third quarter results, as we were able to leverage our sales and improve our operating margins to drive higher year-over-year earnings. Our sales strength is reflective of consumers’ demand for our healthy and affordable offerings, even as alternative food options become more available. Our commitment to our founding principles – which includes offering high-quality natural and organic products, at always affordable prices, and being a resource for science-based nutritional education – has been fundamental to our success, particularly as consumers have become more focused on the importance of good nutrition as a result of their experiences during the pandemic,” said Kemper Isely, Co-President. “During the quarter, comparable store transaction count turned positive and basket size moderated as we started to see a return to pre-pandemic shopping patterns. Our basket size in the third quarter continued to be over 20% higher than the pre-pandemic level of the third quarter of 2019. Finally, our crew’s execution of our operating strategies, including a commitment to exceptional customer service, was instrumental in driving our strong quarterly results.”

Operating Results — Third Quarter Fiscal 2021 Compared to Third Quarter Fiscal 2020

During the third quarter of fiscal 2021, net sales decreased $6.5 million, or 2.4%, to $258.6 million, compared to the third quarter of fiscal 2020, as a result of a $9.5 million decrease in comparable store sales, partially offset by a $3.0 million increase in new store sales. Daily average comparable store sales decreased 3.6% in the third quarter of fiscal 2021, compared to a 15.5% increase in the third quarter of fiscal 2020. On a two-year stacked basis, daily average comparable store sales increased 11.9%. The daily average comparable store sales decrease in the third quarter of fiscal 2021 was comprised of a 7.4% decrease in daily average transaction size, partially offset by a 4.1% increase in daily average transaction count. This reflects a reversal of recent trends as customers started to return to pre-pandemic shopping patterns. The decline in net sales during the third quarter of fiscal 2021 was primarily attributable to the elevated level of net sales we experienced during the third quarter of fiscal 2020, as our customers consumed more food at home in response to the onset of the COVID-19 pandemic. While our net sales during the third quarter of fiscal 2021 benefited from customers’ response to the COVID-19 pandemic and related government mandates, this trend moderated from the levels experienced during the prior year period.

Gross profit during the third quarter of fiscal 2021 decreased 1.2%, to $71.5 million primarily driven by lower net sales levels. Gross profit reflects earnings after both product and occupancy expenses. Gross margin increased to 27.7% during the third quarter of fiscal 2021, compared to 27.3% in the third quarter of fiscal 2020. The increase in gross margin was a result of higher product margin and lower shrink expense, as a percentage of sales, partially offset by occupancy expense deleverage.

Store expenses during the third quarter of fiscal 2021 decreased 2.5%, to $57.1 million. Store expenses as a percentage of net sales was 22.1% during the third quarter of fiscal 2021, consistent with the third quarter of fiscal 2020. Labor related expenses normalized in the third quarter of fiscal 2021, in-line with the lower sales volume.

Administrative expenses during the third quarter of fiscal 2021 increased 6.7% to $7.3 million. Administrative expenses as a percentage of net sales were 2.8% during the third quarter of fiscal 2021, compared to 2.6% in the third quarter of fiscal 2020.

Operating income for the third quarter of fiscal 2021 increased 5.4% to $7.0 million, compared to $6.7 million in the third quarter of fiscal 2020. Operating margin during the third quarter of fiscal 2021 increased to 2.7%, compared to 2.5% in the third quarter of fiscal 2020.

Net income for the third quarter of fiscal 2021 was $5.0 million, or $0.22 of diluted earnings per share, compared to net income of $4.7 million, or $0.21 of diluted earnings per share for the third quarter of fiscal 2020.

Adjusted EBITDA was $14.5 million in the third quarter of fiscal 2021, compared to $14.6 million in the third quarter of fiscal 2020.

Operating Results — First Nine Months of Fiscal 2021 Compared to First Nine Months of Fiscal 2020

During the first nine months of fiscal 2021, net sales increased $10.2 million, or 1.3%, to $782.9 million, compared to the first nine months of fiscal 2020, as a result of a $2.4 million decrease in comparable store sales and a $12.6 million increase in new store sales. Daily average comparable store sales increased 0.1% in the first nine months of fiscal 2021, compared to an 11.6% increase in the first nine months of fiscal 2020. On a two-year stacked basis, daily average comparable store sales increased 11.7%. The daily average comparable store sales increase during the first nine months of fiscal 2021 reflects a 6.6% increase in daily average transaction size, partially offset by a 6.1% decrease in daily average transaction count. In the first nine months of fiscal 2021, customers reduced their frequency of shopping trips as a result of social distancing practices associated with the COVID-19 pandemic and related government mandates, but increased their overall basket size per shopping trip. The primary factor impacting the increase in net sales during the first nine months of fiscal 2021 was our customers’ response to the COVID-19 pandemic and related government mandates. Also contributing to the increase in net sales was continued positive momentum from marketing initiatives, promotional campaigns, and increased membership and penetration of the {N}power® customer loyalty program.

Gross profit during the first nine months of fiscal 2021 increased 2.7% to $216.4 million. Gross profit reflects earnings after both product and occupancy expenses. Gross margin was 27.6% for the first nine months of fiscal 2021, compared to 27.3% for the first nine months of fiscal 2020. The increase in gross margin was driven by higher product margin and lower shrink expense, as a percentage of sales.

Store expenses during the first nine months of fiscal 2021 increased 5.4% to $175.8 million. Store expenses as a percentage of net sales increased to 22.5% during the first nine months of fiscal 2021, compared to 21.6% in the first nine months of fiscal 2020. The increase in store expenses, as a percentage of net sales, was attributable to increased labor related expenses.

Administrative expenses during the first nine months of fiscal 2021 increased 6.4% to $20.9 million. Administrative expenses as a percentage of net sales were 2.7% during the first nine months of fiscal 2021, compared to 2.5% in the first nine months of fiscal 2020.

Operating income for the first nine months of fiscal 2021 decreased 16.8% to $19.0 million, compared to $22.8 million in the first nine months of fiscal 2020. Operating margin during the first nine months of fiscal 2021 decreased to 2.4%, compared to 2.9% in the first nine months of fiscal 2020.

Net income for the first nine months of fiscal 2021 was $13.4 million, or $0.59 of diluted earnings per share, compared to $16.3 million, or $0.72 of diluted earnings per share for the first nine months of fiscal 2020.

Adjusted EBITDA was $41.8 million in the first nine months of fiscal 2021, compared to $46.3 million in the first nine months of fiscal 2020.

Balance Sheet and Cash Flow

As of June 30, 2021, the Company had $14.5 million in cash and cash equivalents, no outstanding balance on the Company’s $50.0 million revolving credit facility and $24.1 million outstanding on the term loan facility.

During the first nine months of fiscal 2021, the Company generated $31.0 million in cash from operations and invested $16.8 million in net capital expenditures.

Dividend Announcement

Today, the Company announced the declaration of a quarterly cash dividend of $0.07 per common share. The dividend will be paid on September 15, 2021 to all stockholders of record at the close of business on August 30, 2021.

Growth and Development

During the third quarter of fiscal 2021, the Company did not open any new stores and relocated two stores, compared to opening two new stores in the third quarter of fiscal 2020. The Company had 161 stores in 20 states as of the end of the third quarter of fiscal 2021. The Company had a 1.3% and 4.6% unit growth rate for the twelve month periods ended June 30, 2021 and June 30, 2020, respectively.

As of August 5, 2021, the Company has signed leases for four new stores, and purchased the property for one new store, which will be located in Colorado, Missouri, and Nevada. These new stores are planned to open during fiscal 2021 and beyond.

Fiscal 2021 Outlook

The Company has updated its fiscal 2021 outlook and raised its diluted earnings per share guidance, reflecting the year to date results and current trends. The fiscal 2021 outlook reflects the evolving COVID-19 environment and related government mandates. While the Company cannot predict the duration or severity of the pandemic and related government mandates, the Company expects these factors will continue to impact its operations and financial performance through fiscal 2021. The Company expects:

	Fiscal 2021 Outlook
Number of new stores			3
Number of relocations/remodels	4	-	5
Daily average comparable store sales growth	-1.0%	to	1.0%

Diluted earnings per share	$0.68	to	$0.74

Capital expenditures (in millions)	$28	to	$35

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US); 1-855-669-9657 (Canada); or 1-412-902-4289 (International). The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is an expanding specialty retailer of natural and organic groceries, body care products and dietary supplements. The products sold by Natural Grocers must meet strict quality guidelines and may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products, and free-range eggs. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly, safe and convenient retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 161 stores in 20 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as risks and challenges related to the COVID-19 pandemic and government mandates, the economy, changes in the Company’s industry, business strategy, goals and expectations concerning the Company’s market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, future growth, other financial and operating information and other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020 (the Form 10-K) and the Company’s subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements, except as may be required by the securities laws.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company’s subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company’s website at http://Investors.NaturalGrocers.com.

Investor Contact:

Reed Anderson, ICR 646-277-1260, reed.anderson@icrinc.com

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended June 30,		Nine months ended June 30,
	2021	2020	2021	2020
Net sales	$258,624	265,110	782,867	772,664
Cost of goods sold and occupancy costs	187,082	192,729	566,473	561,936
Gross profit	71,542	72,381	216,394	210,728
Store expenses	57,086	58,577	175,838	166,882
Administrative expenses	7,273	6,818	20,935	19,675
Pre-opening and relocation expenses	135	300	665	1,380
Operating income	7,048	6,686	18,956	22,791
Interest expense, net	(586)	(505)	(1,699)	(1,557)
Income before income taxes	6,462	6,181	17,257	21,234
Provision for income taxes	(1,430)	(1,490)	(3,889)	(4,957)
Net income	$5,032	4,691	13,368	16,277

Net income per common share:
Basic	$0.22	0.21	0.59	0.72
Diluted	$0.22	0.21	0.59	0.72
Weighted average number of shares of common stock outstanding:
Basic	22,606,444	22,510,987	22,582,351	22,491,818
Diluted	22,711,067	22,641,255	22,719,555	22,552,933

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except per share data)

	June 30, 2021	September 30, 2020
Assets
Current assets:
Cash and cash equivalents	$14,523	28,534
Accounts receivable, net	8,004	8,519
Merchandise inventory	100,362	100,175
Prepaid expenses and other current assets	4,134	6,185
Total current assets	127,023	143,413
Property and equipment, net	145,412	147,929
Other assets:
Operating lease assets, net	324,623	339,239
Finance lease assets, net	37,417	40,096
Deposits and other assets	758	647
Goodwill and other intangible assets, net	11,247	10,468
Total other assets	374,045	390,450
Total assets	$646,480	681,792

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$60,397	69,163
Accrued expenses	25,097	24,995
Term loan facility, current portion	1,750	—
Operating lease obligations, current portion	33,072	32,156
Finance lease obligations, current portion	3,040	2,836
Total current liabilities	123,356	129,150
Long-term liabilities:
Term loan facility, net of current portion	22,375	—
Operating lease obligations, net of current portion	310,397	325,641
Finance lease obligations, net of current portion	37,210	39,506
Deferred income tax liabilities, net	16,245	14,429
Total long-term liabilities	386,227	379,576
Total liabilities	509,583	508,726

Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized, and 22,619,160 and 22,546,765 shares issued and outstanding at June 30, 2021 and September 30, 2020, respectively	23	23
Additional paid-in capital	57,085	56,752
Retained earnings	79,789	116,291
Total stockholders’ equity	136,897	173,066
Total liabilities and stockholders’ equity	$646,480	681,792

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Nine months ended June 30,
	2021	2020
Operating activities:
Net income	$13,368	16,277
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,462	23,508
Impairment and store closing costs	105	—
Loss on disposal of property and equipment	294	—
Share-based compensation	666	751
Deferred income tax expense	1,816	3,283
Non-cash interest expense	17	9
Changes in operating assets and liabilities
Decrease (increase) in:
Accounts receivable, net	515	(115)
Merchandise inventory	(187)	(169)
Prepaid expenses and other assets	(1,166)	(906)
Income tax receivable	3,004	3,971
Operating lease asset	23,220	22,562
(Decrease) increase in:
Operating lease liability	(23,893)	(23,124)
Accounts payable	(9,310)	10,005
Accrued expenses	102	5,405
Net cash provided by operating activities	31,013	61,457
Investing activities:
Acquisition of property and equipment	(15,514)	(23,277)
Acquisition of other intangibles	(1,393)	(2,218)
Proceeds from sale of property and equipment	30	—
Proceeds from property insurance settlements	85	27
Net cash used in investing activities	(16,792)	(25,468)
Financing activities:
Borrowings under revolving facility	11,800	228,900
Repayments under revolving facility	(11,800)	(234,592)
Borrowings under term loan facility	35,000	—
Repayments under term loan facility	(10,875)	—
Finance lease obligation payments	(2,102)	(1,669)
Dividend to shareholders	(49,870)	(4,725)
Loan fees paid	(53)	(25)
Payments on withholding tax for restricted stock unit vesting	(332)	(237)
Net cash used in financing activities	(28,232)	(12,348)
Net (decrease) increase in cash and cash equivalents	(14,011)	23,641
Cash and cash equivalents, beginning of period	28,534	6,214
Cash and cash equivalents, end of period	$14,523	29,855
Supplemental disclosures of cash flow information:
Cash paid for interest	$203	347
Cash paid for interest on finance lease obligations, net of capitalized interest of $138 and $88, respectively	1,339	1,217
Income taxes paid	5,362	10
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$2,996	2,679
Acquisition of other intangibles not yet paid	214	374
Property acquired through operating lease obligations	9,212	8,170
Property acquired through finance lease obligations	106	5,232

Non-GAAP financial measures

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA as adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance, including certain items such as impairment charges, store closing and lease exit costs and non-recurring items. The adjustment to EBITDA for the nine months ended June 30, 2021 related to $0.4 million in lease exit costs associated with one store that closed in the first quarter of fiscal year 2019.

The following table reconciles net income to EBITDA and Adjusted EBITDA, dollars in thousands:

	Three months ended June 30,		Nine months ended June 30,
	2021	2020	2021	2020
Net income	$5,032	4,691	13,368	16,277
Interest expense, net	586	505	1,699	1,557
Provision for income taxes	1,430	1,490	3,889	4,957
Depreciation and amortization	7,405	7,913	22,462	23,508
EBITDA	14,453	14,599	41,418	46,299
Lease exit costs	—	—	405	—
Adjusted EBITDA	$14,453	14,599	41,823	46,299

EBITDA decreased 1.0% to $14.5 million in the three months ended June 30, 2021 compared to $14.6 million for the three months ended June 30, 2020. EBITDA decreased 10.5% to $41.4 million in the nine months ended June 30, 2021 compared to $46.3 million for the nine months ended June 30, 2020. EBITDA as a percentage of net sales was 5.6% and 5.5% in the three months ended June 30, 2021 and 2020, respectively. EBITDA as a percentage of net sales was 5.3% and 6.0% in the nine months ended June 30, 2021 and 2020, respectively.

Adjusted EBITDA decreased 1.0% to $14.5 million in the three months ended June 30, 2021 compared to $14.6 million for the three months ended June 30, 2020. Adjusted EBITDA decreased 9.7% to $41.8 million in the nine months ended June 30, 2021 compared to $46.3 million for the nine months ended June 30, 2020. Adjusted EBITDA as a percentage of net sales was 5.6% and 5.5% in the three months ended June 30, 2021 and 2020, respectively. Adjusted EBITDA as a percentage of net sales was 5.3% and 6.0% in the nine months ended June 30, 2021 and 2020, respectively.

Management believes some investors’ understanding of our performance is enhanced by including EBITDA and Adjusted EBITDA, non-GAAP financial measures. We believe EBITDA and Adjusted EBITDA provide additional information about: (i) our operating performance, because it assists us in comparing the operating performance of our stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under our credit facility.

Furthermore, management believes some investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate the overall operating performance of companies in our industry. Management believes some investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. By providing these non-GAAP financial measures, together with a reconciliation from net income, we believe we are enhancing analysts’ and investors’ understanding of our business and our results of operations, as well as assisting analysts and investors in evaluating how well we are executing our strategic initiatives.

Our competitors may define EBITDA and Adjusted EBITDA differently, and as a result, our measure of EBITDA and Adjusted EBITDA may not be directly comparable to those of other companies. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA and Adjusted EBITDA are supplemental measures of operating performance that do not represent, and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA and Adjusted EBITDA have limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or as a substitute for, analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

●	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA and Adjusted EBITDA do not reflect any impact for single lease expense for leases classified as finance leases;

●	EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and

●

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA as supplemental information.